United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 5, 2019

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address of Principal Executive Offices)	(Zip Code)

952- 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Definitive Material Agreement

On April 5, 2019, Communications Systems, Inc. ("CSI") announced that its wholly-owned subsidiary Suttle, Inc. ("Suttle") had sold its FutureLinkTM Fiber business line, including inventory and customer relationships, to PPC Broadband Inc. ("PPC"), a leading provider of high quality, end-to-end signal transmission solutions for mission-critical applications. Suttle retained the accounts receivable associated with the FutureLinkTM Fiber business line and retained the remaining Suttle component and solutions business, comprised principally of the MediaMAXTM product line that supports key Tier 1 clients.

The transaction was structured as an Asset Purchase Agreement with a simultaneous signing and closing on April 5, 2019. Concurrent with the closing of the Asset Purchase Agreement, Suttle and PPC entered into a Transition Services Agreement under which Suttle agreed to continue to manufacture products related to the FutureLinkTM Fiber business line, and provide certain related services, for PPC for a period of six months following the closing.

Under the Asset Purchase Agreement, Suttle agreed to indemnify PPC for any breaches of representations, warranties, covenants or agreements contained in the Asset Purchase Agreement, as well as any liabilities arising out of the pre-closing operation of the business. The sale price was $5.0 million cash, of which $4.5 million was paid to Suttle at closing, with $500,000 placed in an escrow account for 18 months to support Suttle's indemnification obligations under the Asset Purchase Agreement. Suttle's 2018 revenue from the FutureLinkTM Fiber business line was $4.9 million. Suttle intends to use the proceeds of the sale of the FutureLinkTM Fiber business line for general corporate purposes.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit number	Exhibit Name

99.1	Press Release dated April 5, 2019, announcing Suttle, Inc sale of FutureLinkTM Fiber business line to PPC Broadband Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Mark D. Fandrich
Mark D. Fandrich

Date: April 10, 2019

3